Exhibit 10.23

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE dated February 11, 2020 (this “Second Amendment”) is entered into by and between G&I VIII WESTCORE WEST WARREN LP, a Delaware limited partnership (“Landlord”), and ENOVIX CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, M West Propco XX, LLC, a Delaware limited liability company (“Original Landlord”), and Tenant entered into that certain Office Lease dated January 13, 2016 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated June 24, 2015 by and between M West Propco – West Warren, LLC, a Delaware limited liability company (“Successor Landlord”), and Tenant (collectively, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) consisting of approximately 52,642 rentable square feet of space located at 3481 and 3501 W. Warren Avenue, Fremont, California. Landlord is the successor-in-interest to Original Landlord and Successor Landlord under the Lease. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire by this Second Amendment to amend the Lease in order to, among other things, (a) extend the term of the Lease for an additional one hundred twenty six (126) month period commencing on the Expansion Date (as such term is defined below), (b) expand the Original Premises leased by Tenant under the Lease to include certain additional premises consisting of approximately 16,016 rentable square feet commonly known as 46600 Fremont Boulevard, Fremont, California (the “Additional Premises”), which constitutes the remainder of the Building; (c) provide for the Rent to be paid by Tenant for the Expanded Premises during the Expanded Premises Term (as such terms are defined below); and (d) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Expanded Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.              Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2.             Condition Precedent. Landlord and Tenant acknowledge that the Additional Premises is currently occupied by another Nachi America Inc. (the “Existing Tenant”). This Second Amendment is expressly conditioned upon (a) the execution by Landlord and the Existing Tenant of an agreement terminating the Existing Tenant’s lease of the Additional Premises, upon terms and conditions acceptable to Landlord in its sole and absolute discretion, and (b) the Existing Tenant’s vacation and surrender of the Additional Premises to Landlord (collectively, the “Condition Precedent”).

3.              Extension of Lease Term. Notwithstanding anything to the contrary contained in the Lease and subject to the satisfaction of the Condition Precedent, Landlord and Tenant agree that the Lease Expiration Date shall be extended such that the Lease Term shall expire on August 31, 2030 (the “New Lease Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from the Expansion Date through the New Lease Expiration Date shall be referred to herein as the “Expanded Premises Term.” Tenant acknowledges that Tenant has no option or right to extend the Lease Term beyond the Expanded Premises Term, except as expressly provided in Section 2.4 of the Original Lease (provided that such option may only be exercised with respect to the entire Expanded Premises and not a part of the Expanded Premises).

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4.              Expansion; Description of Premises. Subject to satisfaction of the Condition Precedent, commencing on the date (the “Expansion Date”) immediately following the date the Existing Tenant vacates and surrenders the Additional Premises to Landlord, anticipated to be March 1, 2020, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Additional Premises as shown on Exhibit A attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. Therefore, the Lease is hereby amended such that, from and after the Expansion Date, all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Original Premises and the Additional Premises, which is approximately 68,658 rentable square feet and consists of the entire Building (the entirety of such space is referred to herein as the “Expanded Premises”). Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to deliver possession of the Additional Premises to Tenant until Tenant has provided to Landlord evidence of liability and property insurance coverage covering the Additional Premises pursuant to Article 9 of the Original Lease. Landlord may elect to deliver to Tenant a memorandum or amendment to the Lease setting forth the Expansion Date, and Tenant shall execute and return such memorandum or amendment to Landlord within ten (10) days after Tenant’s receipt thereof. If Tenant fails to execute and return the memorandum or amendment within such 10-day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the memorandum or amendment.

5.              Base Monthly Rent for the Expanded Premises. Notwithstanding anything to the contrary contained in the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, Tenant’s Share of Project Expenses with respect to the Expanded Premises in accordance with Section 7 below, Tenant shall pay Base Monthly Rent for the Expanded Premises during the Expanded Premises Term according to the following schedule:

Months of the Expanded Premises Term	Base Monthly Rent
1 – 12*	$102,987.00
13 – 24	$106,076.61
25 – 36	$109,258.91
37 – 48	$112,536.68
49 – 60	$115,912.78
61 –72	$119,390.16
73 – 84	$122,971.86
85 – 96	$126,661.02
97 – 108	$130,460.85
109 – 120	$134,374.68
121 – 126	$138,405.92

* Subject to abatement of Base Monthly Rent for the Expanded Premises for first six (6) full calendar months of the Expanded Premises Term pursuant to Section 6 below.

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6.              Abatement of Six (6) Months of Base Monthly Rent for the Expanded Premises. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby agree that for the first six (6) full calendar months of the Expanded Premises Term (anticipated to be March 1, 2020 through August 31, 2020), the Base Monthly Rent due for the Expanded Premises (i.e., $102,987.00 per month) shall be fully abated; provided, that (i) at no time is there an uncured Event of Tenant’s Default under the Lease, and (ii) Tenant agrees that notwithstanding the foregoing Base Monthly Rent abatement, Tenant shall observe and perform all of the other terms, covenants and provisions set forth in the Lease and this Second Amendment, including without limitation, payment of all other monetary obligations required to be paid by Tenant under the Lease, including, but not limited to, payment of Tenant’s Share of Project Expenses with respect to the Expanded Premises in accordance with Section 7 below.

7.             Tenant’s Share. Effective as of the Expansion Date and in addition to paying all other amounts due under the Lease, including, without limitation, the Base Monthly Rent for the Expanded Premises set forth in Section 5 above, Tenant shall pay Tenant’s Share of Project Expenses allocable to the Expanded Premises in accordance with Section 3.2 of the Original Lease. For such purpose, effective as of the Expansion Date, Tenant’s Share set forth in Section G of the Summary shall be adjusted to reflect the Expanded Premises as follows:

“G. Tenant’s Share: (§ 3.2.2.5)	100.00% of the Building based on the ratio that the rentable square footage of the Premises bears to the total rentable square footage in the Building.”

8.             Condition of the Original Premises and the Additional Premises. Tenant acknowledges that it has been and continues to be in possession of the Original Premises, is familiar with the condition of the Original Premises and accepts the Original Premises in its presently existing, “as is” condition, with all faults and without representation, warranty or improvements by Landlord of any kind whatsoever, except as expressly provided in the Lease. Tenant hereby agrees that the Additional Premises shall be taken “as is”, “with all faults”, “without any representations or warranties,” except as provided in this Section and the Tenant Work Letter attached as Exhibit B to this Second Amendment. Tenant hereby acknowledges that it has had an opportunity to investigate and inspect the condition of the Additional Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Additional Premises or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Additional Premises in its decision to enter into this Second Amendment and let the Additional Premises in an “as is” condition. No promise of Landlord to alter, remodel, repair, or improve the Original Premises or the Additional Premises and no representation, express or implied, respecting any matter or thing relating to the Original Premises or the Additional Premises has been made to Tenant by Landlord or its broker or sales agent other than as may be contained herein. Notwithstanding the foregoing, certain improvements to the Expanded Premises shall be made in accordance with the Tenant Work Letter attached as Exhibit B to this Second Amendment.

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9.            Inspection by a CASp in Accordance with Civil Code §1938. Landlord hereby informs Tenant that the Expanded Premises have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Second Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Tenant hereby acknowledges that the Project, the Building and the Expanded Premises have not undergone inspection by a CASp. As required by Section 1938 of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree that any CASp inspection requested by Tenant shall be conducted by a CASp inspector approved by Landlord at Tenant’s sole cost and expense and any repairs necessary to correct violations of construction-related accessibility standards within the Expanded Premises disclosed by such inspection shall be performed by Tenant at its sole cost and expense.

10.          Insurance. The following parties shall be additional insureds under the liability policies maintained by Tenant relating to the Premises and the Lease: (i) Landlord, (ii) G&I VIII Fremont Milpitas LLC, (iii) Local Capital Group LLC, (iv) Local Partners VII LLC, (v) LP VII Manager LLC, (vi) DRA Advisors, LLC, and (vii) CBRE, and their officers, members, managers, directors, partners and employees.

11.          Parking. Notwithstanding anything in the Lease to the contrary, Tenant shall have the right to use all of the parking spaces at the Project in connection with the Expanded Premises.

12.          Permitted Sublease. Notwithstanding anything to the contrary contained in the Lease, Tenant shall, upon not less than five (5) days prior written notice to Landlord (along with any relevant information as may be reasonably required hereunder), be entitled to sublease to the Existing Tenant a portion of the Expanded Premises not to exceed an aggregate of 1,000 rentable square feet of the Expanded Premises to be occupied for the use permitted under the Lease and such use and occupancy shall not require Landlord’s approval, provided such space is not separately demised and that any such use and occupancy by the Existing Tenant otherwise complies with the provisions of the Lease. Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s obligations under the Lease.

13.         Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Landlord is currently holding a Security Deposit in the amount of $134,956.54 under the Lease, and (c) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

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14.          Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this Second Amendment, other than to CBRE, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.

15.          Landlord’s Address for Payment of Rent. Landlord’s address for payment of Rent under the Lease is hereby amended as follows:

Lockbox Address:        G&I VIII Westcore West Warren LP

                                      PO Box 398418

                                      San Francisco, CA 94139-8418

Overnight Address:      Wells Fargo Lockbox Services, Dept #38418

                                      3440 Walnut Avenue, Building A, Window H

                                      Fremont, CA 94538

                                      Reference: Tenant ID # CNV ____

Electronic Wiring and ACH Instructions:

                                      Wells Fargo Bank, N. A.

                                      San Francisco, CA

                                      ABA # 121-000-248

                                      Account # 4727881906

                                      Account Name: G&I VIII Westcore West Warren LP

                                      Reference: Tenant ID # CNV ____

16.          Landlord’s Address for Notices. Landlord’s address for notices under Section P of the Summary and for all other purposes under the Lease (except for payment of Rent as provided in Section 14 above) is hereby amended as follows:

Notice Address:            G&I VIII Westcore West Warren LP

                                      c/o DRA Advisors LLC

                                      220 East 42nd Street, 27th Floor

                                      New York, NY 10017

                                      Attention: Asset Manager

                                      With copies to:

                                      CBRE Property Management

                                      225 West Santa Clara Street, 12th Floor

                                      San Jose, CA 95113

                                      Attention: West Warren Property Manager

                                      and

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                                      Local Capital Group

                                      The Presidio

                                      572 Ruger Street, Suite A

                                      San Francisco, CA 94129

                                      Attention: Dan J. Poritzky

                                      and

                                      Ziontz & Radick LLP

                                      233 Wilshire Blvd.

                                      Suite 600

                                      Santa Monica, CA 90401

                                      Attention: Mitch Ziontz, Esq.

17.          Ratification. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall control.

18.          Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Second Amendment or any provision thereof, for damages by reason of any alleged breach of this Second Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

19.          Submission. Submission of this Second Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Second Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

20.          Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date first referenced above.

“Landlord”

G&I VIII WESTCORE WEST WARREN LP,
a Delaware limited partnership

By:	G&I VIII Fremont Milpitas, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Valla Brown
	Name:	Valla Brown
	Title:	Vice President

“Tenant”

ENOVIX CORPORATION,
a Delaware corporation

By:	/s/ Harrold Rust
Name:	Harrold Rust
Title:	CEO

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EXHIBIT A

OUTLINE OF ADDITIONAL PREMISES

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EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Expanded Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expanded Premises, in sequence, as such issues will arise during the actual construction of the Expanded Premises. All references in this Tenant Work Letter to Sections of “this Second Amendment” shall mean the relevant portion of the sections of the Second Amendment to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, all references to the “Lease” shall mean the Lease defined in the Second Amendment, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE EXPANDED PREMISES

1.1           Base, Shell and Core of the Expanded Premises. Landlord or its predecessors-in-interest have constructed the base, shell, and core of the Expanded Premises (the “Base, Shell, and Core”). Tenant shall accept the Base, Shell and Core in their “AS IS” condition, without representation, warranty or any improvements by Landlord except as specifically set forth in the Second Amendment, the Lease or this Tenant Work Letter.

SECTION 2

EXPANDED PREMISES IMPROVEMENTS

2.1          Expanded Premises Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Expanded Premises Allowance”) of up to One Million Seven Hundred Sixteen Thousand Four Hundred Fifty and No/100 Dollars ($1,716,450.00) for the costs relating to the design and construction of Tenant’s improvements which are permanently affixed to the Expanded Premises (the “Expanded Premises Improvements”). The Expanded Premises Improvements shall include, but not be limited to, electrical, structural, HVAC, emergency power and dry or clean room infrastructure for the Expanded Premises. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Expanded Premises Allowance for the Expanded Premises Improvements. In the event that the actual cost of the Expanded Premises Improvements is less than the Expanded Premises Allowance, Tenant shall not be entitled to such excess or any credit, deduction or offset against rent or any other amounts due under the terms of the Lease. All Expanded Premises Improvements for which the Expanded Premises Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

2.2          Disbursement of the Expanded Premises Allowance.

                               2.2.1    Expanded Premises Improvements Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Expanded Premises Allowance shall be disbursed by Landlord for costs related to the construction of the Expanded Premises Improvements and for the following items and costs (collectively, the “Expanded Premises Improvements Allowance Items”) as such relates to the Expanded Premises Improvements: (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings; (iii) the cost of any changes to the Construction Drawings or Expanded Premises Improvements required by all applicable building codes (the “Code”); and (iv) the “Landlord Supervision Fee”, as that term is defined in Section 4.1 of this Tenant Work Letter.

 2.2.2     Disbursements. Not more often than one time per month, Tenant shall deliver to Landlord: (i) a request for payment; (ii) paid receipts evidencing the labor rendered and materials delivered to the Expanded Premises; (iii) evidence of payment by Tenant of the amount for which reimbursement is requested; and (iv) executed unconditional mechanics’ lien releases from those “Tenant’s Agents”, as that term is hereinafter defined, who have performed the Expanded Premises Improvements for which payment is requested, which releases shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable laws. Thereafter, Landlord shall deliver a check to Tenant made payable to Landlord in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2. less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Expanded Premises Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. If Tenant has not requested payment of any portion of the Expanded Premises Allowance by December 31, 2021, then Tenant shall not be entitled to any further payments of, and shall not have any further right to, such portion of the Expanded Premises Allowance.

 2.2.3     Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following Tenant’s receipt of paid receipts as defined in Section 2.2.2 above, totaling the amount of the Expanded Premises Allowance, provided that with respect to work for which the Expanded Premises Allowance is paid (i) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases in compliance with applicable laws; (ii) Tenant has satisfied its obligations under Section 4.5 below, and (iii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life safety or other systems of the Expanded Premises, the curtain wall of the Expanded Premises, or the structure of the Expanded Premises. Notwithstanding the foregoing, Tenant shall deliver final lien releases in compliance with applicable laws for all Expanded Premises Improvements promptly upon completion of the Expanded Premises Improvements.

  2.3      Standard Leasehold Improvement Package. Landlord has established or may establish specifications (the “Specifications”) for the Building standard components to be used in the construction of the Expanded Premises Improvements in the Expanded Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Expanded Premises Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require such improvements to comply with certain Specifications. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1        Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed (the “Architect”), to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The plans and drawings to be prepared by Architect and the engineers (“Engineers”) hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s and Tenant’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are prepared or reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2         Final Space Plan. Within thirty (30) days after execution of this Second Amendment, Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expanded Premises before any architectural working drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within thirty (30) days after Landlord’s receipt of the Final Space Plan for the Expanded Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3         Final Working Drawings. Upon the approval of the Final Space Plan by Landlord, Tenant shall promptly, and in any event within thirty (30) days after such approval, cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expanded Premises Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within thirty (30) days after Landlord’s receipt of the Final Working Drawings if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4         Permits. Promptly after approval by Landlord of the Final Working Drawings (the “Approved Working Drawings”), Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1. below, to commence and fully complete the construction of the Expanded Premises Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits in a timely manner. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expanded Premises and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord.

3.5         Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cause the Architect and the Engineers to complete all phases of the Construction Drawings and the permitting process and to receive the permits as soon as possible after the execution of the Second Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1         Contractor. A general contractor shall be retained by Tenant to construct the Expanded Premises Improvements. Such general contractor (“Contractor”) shall be approved in writing by Landlord, such approval not to be unreasonably withheld or delayed. Promptly after approval by Landlord of the Contractor, Tenant shall cause the Contractor to prepare a construction schedule and Tenant shall submit the same to Landlord for Landlord’s approval. Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to two and one-half percent (2 ½%) of the Expanded Premises Allowance.

4.2          Competitive Bidding. Intentionally deleted.

4.3          Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.4          Construction of Expanded Premises Improvements.

                                          4.4.1         Tenant’s Agents.

                                                           4.4.1.1 Landlord’s General Conditions for Tenant’s Agents and Expanded Premises Improvements Work. The Expanded Premises Improvements shall be constructed substantially in accordance with the Approved Working Drawings.

                                                           4.4.1.2 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Expanded Premises Improvements and/or any disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any cost of the Expanded Premises Improvements in excess of the Expanded Premises Allowance and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Expanded Premises Improvements, or (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expanded Premises.

                                                           4.4.1.3 Requirements of Contractor. The Contractor shall guarantee to Tenant and for the benefit of Landlord that the Expanded Premises Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. The Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract and any of its subcontracts that shall become defective within one (1) year after the completion of the work. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Expanded Premises Improvements, and/or the Premises that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Expanded Premises Improvements shall be contained in the Contract shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

                                                           4.4.1.4  Insurance Requirements.

                                                                        4.4.1.4.1       General Coverages. The Contractor shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required by be carried by Tenant as set forth in the Lease. The Contractor shall submit to Landlord a Certificate of Insurance naming Landlord as additional insured.

                                                                        4.4.1.4.2       Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount to be approved by Landlord covering the construction of the Expanded Premises Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Expanded Premises Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, in amounts, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

                                                                        4.4.1.4.3      General Terms. Certificates for all insurance carried pursuant to this Section 4.4.1.4 shall be delivered to Landlord before the commencement of construction of the Expanded Premises Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expanded Premises Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. The Contractor shall maintain all of the foregoing insurance coverage in force until the Expanded Premises Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4,4,1.4 shall insure Landlord and Tenant, as their interests may appear as well as Contractor and Tenant’s Agents. All insurance, except Worker’s Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.4.1.2 of this Tenant Work Letter.

4.4.2     Governmental Compliance. The Expanded Premises Improvements shall comply in all respects with the following: (i) state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.4.3      Inspection by Landlord. Landlord shall have the right to inspect the Expanded Premises Improvements at all times during construction, provided however, that Landlord’s failure to inspect the Expanded Premises Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Expanded Premises Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Expanded Premises Improvements, Landlord shall timely notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Expanded Premises Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Expanded Premises Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Premises, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Expanded Premises Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.5          Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Expanded Premises Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Expanded Premises are located in accordance with applicable laws, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Expanded Premises, (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expanded Premises, and (iii) Tenant shall deliver to Landlord the original signed permit card, indicating final approval by all applicable departments.

SECTION 5

MISCELLANEOUS

5.1         Tenant’s Representative. Tenant has designated Harrold Rust as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2         Landlord’s Representative. Prior to the commencement of construction of the Expanded Premises Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3         Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.4        Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a default by Tenant under this Tenant Work Letter or the Lease beyond any applicable notice and cure period has occurred at any time on or before the substantial completion of the Expanded Premises Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Expanded Premises Allowance and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.